Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2019, with respect to the consolidated financial statements included in the Annual Report of Wize Pharma, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statement of Wize Pharma, Inc. on Form S-8 (File No. 333-224146).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

April 1, 2019

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.